Exhibit 3.2

CMS ENERGY CORPORATION

AMENDED AND RESTATED BYLAWS

ARTICLE I:  LOCATION OF OFFICES

Section 1 - Registered Office:  The registered office of CMS Energy Corporation (the “Corporation”) shall be at such place in the City of Jackson, County of Jackson, Michigan, or elsewhere in the State of Michigan, as the Board of Directors may from time to time designate.

Section 2 - Other Offices:  The Corporation may have and maintain other offices within or outside the State of Michigan.

ARTICLE II:  CORPORATE SEAL

Section 1 - Corporate Seal:  The Corporation shall have a corporate seal bearing the name of the Corporation.  The form of the corporate seal may be altered by the Board of Directors.

ARTICLE III:  FISCAL YEAR

Section 1 - Fiscal Year:  The fiscal year of the Corporation shall begin with the first day of January and end with the thirty-first day of December of each year.

ARTICLE IV:  SHAREHOLDERS’ MEETINGS

Section 1 - Annual Meetings:  An annual meeting of the shareholders for the election of Directors and for such other business as may properly come before the meeting shall be held at the registered office of the Corporation or at such other place within or outside the State of Michigan, on the fourth Friday in May of each year or upon such other day and at the time designated by or under the authority of the Board of Directors (or the Chairman of the Board of Directors in the absence of a designation by the Board of Directors), but in no event shall such date be more than ninety (90) days after the fourth Friday in May.

Section 2 - Special Meetings:  Special meetings of the shareholders may be called by the Board of Directors or the Chairman of the Board.  Such meetings shall be held at the registered office of the Corporation or at such other place within or outside the State of Michigan as the Board of Directors or the Chairman of the Board may designate.

Section 3 - Notices:  Except as otherwise provided by law, written notice of any meeting of the shareholders shall be given, either personally, private carrier, by mail or any other means permissible under Michigan law to each shareholder of record entitled to vote at such meeting, not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting, at their last known address as the same appears on the stock records of the Corporation.  Written notice shall be considered given when deposited, with postage thereon prepaid, in a post office or official depository under the control of the United States Postal Service.  Such notice shall specify the time and place of holding the meeting, the purpose or purposes for which such meeting is called, and the record date fixed for the determination of shareholders entitled to notice of and to vote at such meeting.  The Board of Directors shall fix a record date for determining shareholders entitled to notice of and to vote at a meeting of shareholders, which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of the meeting.  Such record date shall apply to any adjournment or postponement of the meeting unless the Board of Directors shall fix a new record date for purposes of the adjourned meeting.

No notice of an adjourned or postponed meeting shall be necessary if the time and place to which the meeting is adjourned or postponed are announced at the meeting at which the adjournment or postponement is taken.  At the adjourned or postponed meeting only such business may be transacted as might have been transacted at the original meeting.  If, after an adjournment or postponement, the Board of Directors shall fix a new record date for the adjourned or postponed meeting, a notice of the adjourned or postponed meeting shall be mailed, in conformity with the provisions of the first paragraph of this Section 3, to each shareholder of record on the new record date entitled to vote at the adjourned or postponed meeting.

Section 4 - Quorum:  Except as otherwise provided by law or by the Articles of Incorporation of the Corporation, the holders of the shares of stock of the Corporation entitled to cast a majority of the votes at a meeting shall constitute a quorum for the transaction of business at the meeting, but a lesser number may convene any meeting and, by a majority vote of the shares present at the meeting, may adjourn or postpone the same from time to time until a quorum shall be present.

Section 5 - Voting:  Shareholders may vote at all meetings in person or by proxy, but all proxies shall be filed with the Secretary of the meeting before being voted upon.

Subject to the provisions of the Articles of Incorporation of the Corporation, at all meetings of the shareholders of the Corporation, each holder of Common Stock shall be entitled on all questions to one vote for each share of stock held by such holder, and a majority of the votes cast by the holders of shares entitled to vote thereon shall be sufficient for the adoption of any question presented, unless otherwise provided by law or by the Articles of Incorporation of the Corporation.

Section 6 - Inspectors:  In advance of any meeting of shareholders the Board of Directors shall appoint one or more inspectors to act at such meeting or any adjournment or postponement thereof.  The inspectors shall have such powers and duties as are provided by law.

Section 7 - Notice of Shareholder Business and Director Nominations:

(A)                               Annual Meetings of Shareholders.

(1)                                 Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders at an annual meeting of shareholders may be made (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors,

(iii) by any shareholder of the Corporation who (x) is a shareholder of record at the time of giving notice provided for in this Bylaw and at the time of the annual meeting of shareholders, (y) is entitled to vote at the meeting, and (z) complies with the notice procedures as to such business or nomination set forth in this Article or (iv) by an eligible shareholder with respect to the nomination of a director for election pursuant and subject to Section 8 of these Bylaws.

(2)                                 For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (A)(1) of this Section 7, such other business must be a proper subject for shareholder action under Michigan corporation law, and the shareholder must have given timely notice of such nomination or other business in proper written form to the Secretary of the Corporation.  To be timely pursuant to this Section 7, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation either (i) in compliance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the proposal is submitted under such rule, or (ii) if not, not earlier than the ninetieth (90th) day and not later than the sixtieth (60th) day prior to the first anniversary of the preceding year’s annual meeting date; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or after such anniversary date, notice by the shareholder to be timely must be so delivered no later than the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper form, a shareholder’s notice to the Secretary must set forth in writing:

(i)                                     the following as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal is made:

(a)                                 the name and address of such shareholder, as it appears on the Corporation’s books, and of the beneficial owner, if any;

(b)                                 the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such shareholder and beneficial owner, if any, as of the date of such notice (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date and not later than ten (10) days prior to the meeting or any adjournment or postponement thereof to disclose such ownership as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof);

(c)                                  a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such notice by, or on behalf of, the shareholder or beneficial owner, if any, or any of their affiliates or associates, or the person being nominated for election, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or beneficial owner, if any, or any of their affiliates or associates, or the person being nominated for election, with respect to shares of stock of the Corporation (which description shall be supplemented by such shareholder or beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such information as of the record date and not later than ten (10) days prior to the meeting or any adjournment or postponement thereof to disclose such information as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof);

(d)                                 any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or beneficial owner, if any, has a right to vote any shares of any security of the Corporation; and

(e)                                  any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(ii)                                 the following additional information if the notice relates to any business other than the nomination of a director that the shareholder proposes to bring before the meeting:

(a)                                 a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal, and any material interest of such shareholder or beneficial owner, if any, in such business; and

(b)                                 a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder (which description shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such information as of the record date and not later than ten (10) days prior to the meeting or any adjournment or postponement thereof to disclose such information as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof);

(iii)                             the following additional information as to each person whom the shareholder proposes to nominate for election as a director:

(a)                                 the name, age, and business and residential addresses of such person;

(b)                                 the principal occupation or employment of such person;

(c)                                  the number of shares of capital stock of the Corporation beneficially owned by such person;

(d)                                 such person’s consent to being named in the proxy statement as a nominee and serving as a director if elected;

(e)                                  such other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(f)                                   an undertaking to provide such other information as the Corporation may reasonably require to determine the eligibility of such person to serve as an independent director of the Corporation under applicable listing standards, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such person; and

(g)                                  a representation and agreement by such person relating to their compliance, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director, with the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, any other Corporation code of conduct, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to Corporation directors.

(iv)                              a representation that the shareholder or beneficial owner, if any, intends to appear in person or by proxy at the meeting to propose such business or make such nomination; and

(v)                                 a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or elect the nominee and/or (b) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

(B)                               Special Meetings of Shareholders.

Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting of shareholders pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders only if directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting.  To be properly brought before a special meeting, nominations of persons for election to the Board of Directors must be

(i) made by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, made by any shareholder of the Corporation, who (x) is a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (y) is entitled to vote at the meeting, and (z) complies with the notice procedures set forth in this Bylaw.  Clause (ii) of this paragraph shall be the exclusive means for a shareholder to make nominations for director before a special meeting of shareholders.

For nominations to be properly brought before a special meeting by a shareholder pursuant to clause (ii) of the preceding paragraph, the shareholder must have given timely notice of the nomination to the Secretary of the Corporation in the form required by paragraph (A)(2) of this Section 7.  To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting date and not later than the later of the sixtieth (60th) day prior to such special meeting date and the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(C)                               General.

(1)                                 Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to be elected as directors at a meeting of shareholders, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw.  Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such proposal shall be disregarded.

(2)                                 For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the PR Newswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)                                 Nothing in this Bylaw shall be deemed to affect any rights of (i) shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of preferred stock if and to the extent provided for under law, the Articles of Incorporation or these Bylaws.

Section 8 — Proxy Access for Director Nominations:

(a)  Inclusion of Shareholder Nominee in Proxy Statement.                    Subject to the provisions of this Article IV Section 8, the Corporation shall include in its proxy statement for any annual meeting of shareholders (but not any special meeting of shareholders) the name (which shall also be included on the Corporation’s form of proxy and ballot), together with the Required Information (as defined below), of any person nominated for election as a director (“Shareholder Nominee”) identified in a Nomination Notice (as defined below) delivered by an Eligible Shareholder (as defined below) or group of up to twenty (20) Eligible Shareholders who at the time the request is delivered satisfy  (individually and collectively, in the case of a group), as determined by the Board of Directors or its designee, the ownership and other requirements of this Article IV Section 8 (such Eligible Shareholder or group of Eligible Shareholders, a “Nominating Shareholder”), and who expressly elects at the time of providing the notice required by this Article IV Section 8 to have its Shareholder Nominee included in the Corporation’s proxy materials pursuant to this Article IV Section 8. For purposes of this Article IV Section 8, “Required Information” means (i) the information concerning the Shareholder Nominee and the Nominating Shareholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and (ii) if the Eligible Shareholder so elects, a Statement (as defined below).

(b)  Maximum Number of Shareholder Nominees.                   The number of Shareholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of shareholders (including incumbent directors who had been Shareholder Nominees at any of the two preceding annual meetings and whose reelection at such annual meeting is being recommended by the Board of Directors and any Shareholder Nominees who were submitted by a Nominating Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Article IV Section 8 and either are subsequently withdrawn or who the Board of Directors itself decides to nominate for election at such annual meeting (a “Board Nominee”)) shall not exceed the greater of (i) two (2) or (ii) 20% of the number of directors in office (rounded down to the nearest whole number, the “Maximum Number”) as of the last day on which notice of a nomination may be delivered pursuant to this Article IV Section 8 (the “Final Proxy Access Nomination Date”). In the event that one or more vacancies for any reason occurs after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Nominating Shareholders pursuant to this Article IV Section 8 exceeds the Maximum Number, each Nominating Shareholder shall select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in the order of the amount (largest to smallest) of shares of the Corporation’s Common Stock each Nominating Shareholder disclosed as owned in the Nomination Notice submitted to the Corporation. If the Maximum Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Maximum Number is reached. If after the deadline for submitting a Nomination Notice as set forth in Article IV Section 8 paragraph (d), a Nominating Shareholder becomes ineligible or withdraws its nomination or a Shareholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the Corporation (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)  Eligibility of Nominating Shareholder.                 An Eligible Shareholder is a person who has either (1) been a record holder of the shares of Common Stock of the Corporation used to satisfy the eligibility requirement in this Article IV Section 8 continuously for the three-year period specified in this paragraph (c) or (2) provides to the Secretary, within the time period referred to in Article IV Section 8 paragraph (d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee determines acceptable.  An Eligible Shareholder or group of up to 20 Eligible Shareholders may submit a nomination in accordance with this Article IV Section 8 only if the person or group (in the aggregate) has owned (as defined below) continuously for at least three (3) years the Required Shares (as defined below) as of the date the Nomination Notice is delivered to or mailed and received by the Corporation in accordance with Article IV Section 8 and continues to own the Required Shares through the meeting date. The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide together with the Nomination Notice documentation satisfactory to the Board of Directors or its designee that demonstrates compliance with the following criteria:  funds that are (1) under common management and investment control, (2) under common management and funded primarily by a single employer or (3) a “group of investment companies” or “family of investment companies” as such terms are defined in the Investment Company Act of 1940, as amended. For the avoidance of doubt, in the event of a nomination by a Nominating Shareholder that includes more than one Eligible Shareholder, any and all requirements and obligations for a given Eligible Shareholder or, except as the context otherwise makes clear, the Nominating Shareholder that are set forth in this Article IV Section 8, including the minimum holding period, shall apply to each member of such group; provided, however, that the Required Shares shall include the aggregate ownership of the group of Eligible Shareholders constituting the Nominating Shareholder. Should any Eligible Shareholder withdraw from a group of Eligible Shareholders constituting a Nominating Shareholder at any time prior to the annual meeting, the Nominating Shareholder shall be deemed to own only the shares held by the remaining Eligible Shareholders.  No person may be a member of more than one group of persons constituting a Nominating Shareholder under this Article IV Section 8.  If any Eligible Shareholder appears as a member of more than one group, such Eligible Shareholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.  As used in this Article IV Section 8, (1) any reference to a “group” or “group of Eligible Shareholders” refers to any Nominating Shareholder that consists of more than one Eligible Shareholder and to all the Eligible Shareholders that make up such Nominating Shareholder; (2) “Required Shares” means 3% of the number of outstanding shares of Common Stock of the Corporation as of the most recent date for which such number is disclosed in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice; and (3) an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Corporation’s Common Stock as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any affiliate of such shareholder in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any affiliate of such shareholder for any purposes or purchased by such shareholder or any affiliate of such shareholder pursuant to an agreement to resell by the shareholder or any affiliate of such shareholder or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any affiliate of such shareholder, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder. A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder. A person’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided that the person has the power to recall such loaned shares on not more than five business days’ notice. Whether outstanding shares of the Corporation’s Common Stock are “owned” for these purposes shall be determined by the Board of Directors, which determination shall be conclusive and binding on the Corporation and its shareholders.  “Affiliate” shall have the meaning ascribed to such term under the Exchange Act.

(d)  Nomination Notice.                 To nominate a Shareholder Nominee pursuant to this Article IV Section 8, the Nominating Shareholder must submit to the Secretary all of the following information and documents (in addition to the information required to be provided by Article IV Section 7 paragraph (A)(2) clauses (i) and (iii)) in a form that the Board of Directors or its designee determines acceptable (collectively, the “Nomination Notice”) not less than 120 days nor more than 150 days prior to the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the preceding year’s annual meeting and ends 30 days after the first anniversary date of the preceding year’s annual meeting, the following information shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to an annual meeting date outside such period just previously described and the tenth (10th) day following the date on which a public announcement of the date of such meeting is first made by the Corporation (and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for giving the following information in writing):

(A) one or more statements from the record holder(s) of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Nomination Notice is delivered to or mailed and received by the Corporation, the Nominating Shareholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Nominating Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, statements from the record holder(s) and intermediaries verifying the Nominating Shareholder’s continuous ownership of the Required Shares through the record date, a representation and warranty from the Nominating Shareholder that it will continue to satisfy the eligibility requirements described in Article IV Section 8 paragraph (c) through the date of the annual meeting and a representation as to the Nominating Shareholder’s intentions with respect to continuing to hold its shares of Common Stock for at least one year following the annual meeting;

(B) a copy of the Schedule 14N (or any successor form) relating to the Shareholder Nominee that has been filed with the Securities and Exchange Commission;

(C) a representation and warranty from the Nominating Shareholder that (1) such Nominating Shareholder (v) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (w) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Article IV Section 8, (x) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee or a Board Nominee, (y) will not distribute any form of proxy for the meeting other than the form distributed by the Corporation, and (z) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (2)(y) the Shareholder Nominee’s candidacy and, if elected, board membership does not, and would not, violate these Bylaws, the Corporation’s Articles of Incorporation, the listing standards of the principal exchange upon which the Corporation’s Common Stock is traded (the “Listing Standards”), or any applicable state or federal law, rule or regulation and (z) the Shareholder Nominee does not have any direct or indirect relationship with the Corporation that will cause the Shareholder Nominee to be deemed not independent under the Corporation’s independence standards, meets the applicable audit committee and compensation committee independence requirements under the Listing Standards, is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), is not and has not been a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been convicted in such a criminal proceeding within the past ten (10) years or is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended (or any successor rule, “Rule 506(d)”), or Item 401(f) of Regulation S-K (or any successor item, “Item 401(f)”) without reference to whether the event is material to an evaluation of the ability or integrity of the Shareholder Nominee, meets the director qualifications set forth in the Corporation’s corporate governance guidelines, and is not and has not been, within the three (3) years prior to the date that the Nomination Notice delivered to or mailed and received by the Corporation, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended;

(D) the following additional information from the Nominating Shareholder: the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it were to exist on the date of the submission of the Schedule 14N;

(E) in the case of a nomination by a Nominating Shareholder comprised of more than one Eligible Shareholder, the designation by all Eligible Shareholders comprising the Nominating Shareholder of one Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder with respect to matters relating to the nomination, including withdrawal of the nomination;

(F) a representation and warranty and agreement from the Shareholder Nominee that he or she (1) is not and will not become a party to any agreement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question and (2) will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation;

(G) an undertaking that the Nominating Shareholder (including in the case of a group, each Eligible Stockholder in that group) agrees to (u) in the event that any information included in the Nomination Notice or any other communication by the Nominating shareholder (including with respect to any Eligible Shareholder included in a group) with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information required to correct the misstatement or omission, (v) provide immediate notice to the Corporation if the Nominating Shareholder ceases to own the Required Shares at any time prior to the date of the annual meeting or otherwise has failed to continue to satisfy the eligibility requirements of this Article IV Section 8 (including any Eligible Shareholder included in a group), (w) assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of the Nominating Shareholder’s or the Shareholder Nominee’s communications with the Corporation, the Corporation’s shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice and any other information that the Nominating Shareholder provided to the Corporation, (x) indemnify and hold harmless (jointly and severally with all other Eligible Shareholders, in the case of a group of Eligible Shareholders) the Corporation and each of its directors, officers and employees individually against any liability, loss or damages, expenses or other costs (including attorneys’ fees) in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to any nomination submitted by the Nominating Shareholder (including with respect to any Eligible Shareholder included in a group) or a failure or alleged failure of the Nominating Shareholder or Shareholder Nominee to comply with, or any breach or alleged breach of, its or his or her, as applicable, obligations, agreements or representations under this Article IV Section 8, (y) file with the Securities and Exchange Commission all soliciting and other materials or communications with the Corporation’s shareholders relating to one or more of the Corporation’s directors or Board Nominees or any Shareholder Nominee, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation, and (z) comply with all other applicable laws, rules, regulations and listing standards with respect to the nomination, any solicitation in connection with the meeting and the election. The inspector of elections shall not give effect to the Eligible Shareholder’s votes with respect to the election of directors if the Eligible Shareholder does not comply with each of the representations obligations in this paragraph (d); and

(H) if the Nominating Shareholder so elects, a statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”).

The information and documents required by this paragraph (d) of Article IV Section 8 shall be (i) provided with respect to and executed by each Eligible Shareholder in the group in the case of a Nominating Shareholder comprised of a group of Eligible Shareholders; and (ii) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) (y) in the case of a Nominating Shareholder that is an entity and (z) in the case of a Nominating Shareholder that is a group that includes one or more Eligible Shareholders that are entities.  The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this paragraph (d) of Article IV Section 8 (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to, or if sent by mail, received by the Secretary.

(e) Exceptions.                (i) Notwithstanding anything to the contrary contained in this Article, the Corporation may omit from its proxy materials any information or Statement concerning a Shareholder Nominee or the Board of Directors or the person presiding at the meeting shall declare a nomination by a Nominating Shareholder to be invalid, and in such case no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Shareholder Nominee may not, after the last day on which a notice would be timely, cure in any way any defect preventing the nomination of the Shareholder Nominee, if: (1) for any meeting for which the Secretary receives a notice that the Nominating Shareholder or any other shareholder intends to nominate a candidate for election to the Board of Directors pursuant to the advance notice requirements of Article IV Section 7 and does not expressly elect at the time of providing the notice to have its nominee included in the Corporation’s proxy materials pursuant to this Article IV Section 8, (2) the Nominating Shareholder (or any Eligible Shareholder within a group comprising a Nominating Shareholder) who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or a Board Nominee, (3) the Shareholder Nominee is not independent under the Corporation’s independence standards, as determined by the Board of Directors, (4) the election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Corporation’s Articles of Incorporation, the Listing Standards, or any applicable state or federal law, rule or regulation, (5) the Shareholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (6) the Shareholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (7) the Shareholder Nominee is or has been subject to any order of the type specified in Rule 506(d) or Item 401(f), (8) such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors, (9) the Nominating Shareholder (or any Eligible Shareholder if the Nominating Shareholder is comprised of a group) or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Nominating Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to this Article, as determined by the Board of Directors or the person presiding at the meeting, (10) the Nominating Shareholder (or in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders, the Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder) (or a qualified representative thereof) does not appear at the annual meeting to present any nomination submitted pursuant to this Article IV Section 8 or the Nominating Shareholder withdraws its nomination, (11) the Shareholder Nominee was nominated for election to the Board of Directors pursuant to this Article IV Section 8 at one of the Corporation’s two preceding annual meetings and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 25% of the shares of Common Stock entitled to vote for such Shareholder Nominee, or (12) the Corporation is notified or the Board of Directors or its designee determines that a Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in this Article IV Section 8, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder (or any Eligible Shareholder if the Nominating Shareholder is comprised of a group) or the Shareholder Nominee under this Article IV Section 8. For the purposes of this Article IV Section 8, to be considered a qualified representative, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting.

(ii) Notwithstanding anything to the contrary contained in this Article IV Section 8, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Statement included in the Nomination Notice, if the Board of Directors or its designee determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, association or other entity, organization or governmental authority; (C) the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation, or (D) the inclusion of such information in the proxy statement would impose a material risk of liability upon the Corporation.  The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Shareholder Nominee.

(g)  Further Information.            In addition to the information required to be provided by the Eligible Shareholder by Sections 7 and 8 of this Article each Shareholder Nominee and each Board Nominee shall provide to the Secretary of the Corporation, within two weeks of receipt of the Secretary’s written request therefore, the following information: (i) a completed copy of the Corporation’s form of director’s questionnaire and any other information as the Board of Directors or its designee may in good faith request, (ii) the consent of the Shareholder Nominee to the Corporation engaging in a background investigation of the Shareholder Nominee, including the possible use of one or more third parties to assist with the investigation and (iii) if not previously disclosed, disclosure of compensatory payments from or other financial agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation.

(h)  Board of Director’s Authority.         The Board of Directors (and any designee of the Board of Directors) shall have the power and authority to interpret this Article IV Section 8 and to make any and all determinations necessary or advisable to apply this section to any persons, facts or circumstances, including the power to determine whether one or more shareholders qualifies as an Eligible Shareholder, whether a Nomination Notice complies with this section and has otherwise met the requirements of this section, whether a Shareholder Nominee satisfies the qualifications and requirements of this section and whether any and all requirements of this section have been satisfied.  Any such interpretation or determination adopted in good faith by the Board of Directors (or any designee of the Board of Directors) shall be binding on all persons, including the Corporation and its shareholders (including any beneficial owners).  This Article IV Section 8 shall provide the exclusive method for shareholders to include nominees for the Board of Directors in the Corporation’s proxy materials.

ARTICLE V:  DIRECTORS

Section 1 - Number:  The Board of Directors of the Corporation shall consist of not less than seven (7) nor more than seventeen (17) members, as fixed from time to time by resolution of the Board of Directors.

Section 2 - Election:  The Directors shall be elected annually at the annual meeting of the shareholders or at any adjournment or postponement thereof.

Section 3 - Term of Office:  Subject to the provisions of the Articles of Incorporation of the Corporation and unless otherwise provided by law, the Directors shall hold office from the date of their election until the next succeeding annual meeting and until their successors are elected and shall qualify or until his or her resignation or removal.

Section 4 - Vacancies:  Any vacancy or vacancies in the Board of Directors arising from any cause may be filled by the affirmative vote of a majority of the Directors then in office although less than a quorum.  An increase in the number of members shall be construed as creating a vacancy.

Section 5 — Chairman of the Board/Presiding Director:  The Board of Directors shall have a Chairman who shall be chosen from among the Board of Directors.  If the Board elects a Presiding Director, the Presiding Director shall be elected from among the independent Directors.

ARTICLE VI:  DIRECTORS’ MEETINGS

Section 1 - Organization Meeting:  As soon as possible after their election, the Board of Directors shall meet and organize and may also transact other business.

Section 2 - Other Meetings:  Meetings of the Board of Directors may be held at any time upon call of the Secretary or an Assistant Secretary made at the direction of the Chairman of the Board, the Presiding Director, a majority of the Board of Directors or the President.

Section 3 - Place of Meeting:  All meetings of Directors shall be held at such place within or outside the State of Michigan as may be designated in the call therefore.

Section 4 - Notice:  A reasonable notice of all meetings, in writing or otherwise, shall be given to each Director or sent to the Director’s residence or place of business; provided, however, that no notice shall be required for an organization meeting if held on the same day as the shareholders’ meeting at which Directors were elected.

No notice of the holding of an adjourned or postponed meeting shall be necessary.

Notice of all meetings shall specify the time and place of holding the meeting and unless otherwise stated any and all business may be transacted at any such meeting.

Notice of the time, place and purpose of any meeting may be waived in writing either before or after the holding thereof.

Section 5 - Quorum:  At all meetings of the Board of Directors a majority of the Board then in office shall constitute a quorum but a majority of the Directors present may convene and adjourn or postpone any such meeting from time to time until a quorum shall be present; provided, that if the Board shall consist of ten (10) and not more than fifteen (15), then five (5) members shall constitute a quorum; and if the Board shall consist of more than fifteen (15), then seven (7) members shall constitute a quorum.

Section 6 - Voting:  All questions coming before any meeting of the Board of Directors for action shall be decided by a majority vote of the Directors present at such meeting, unless otherwise provided by law, the Articles of Incorporation of the Corporation or by these Bylaws.

Section 7 - Participation by Communications Equipment:  A Director or a member of a Committee designated by the Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in a meeting by such means shall constitute presence in person at the meeting.

Section 8 - Action Without Meeting:  Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors or a Committee thereof, may be taken without a meeting if, before or after the action, all members of the Board or of the Committee consent thereto in writing or by electronic transmission.  The written and/or electronic consents shall be filed with the minutes of the proceedings of the Board or Committee, and the consents shall have the same effect as a vote of the Board or Committee for all purposes.

ARTICLE VII:  EXECUTIVE AND OTHER COMMITTEES

Section 1 - Number and Qualifications:  By resolution passed by a majority of the whole Board, the Board of Directors may from time to time designate one or more of their number to constitute an Executive or any other Committee of the Board, as the Board of Directors may from time to time determine to be desirable, and may fix the number of members and designate the Chairperson of each such Committee, except that the Audit Committee shall consist of not less than three and the Compensation and Human Resources Committee shall consist of not less than two independent members of the Board of Directors.  Except as provided by law, the powers of each such Committee shall be as defined in the resolution or resolutions of the Board of Directors relating to the authorization of such Committee, and may include, if such resolution or resolutions so provide, the power and authority to declare a dividend or to authorize the issuance of shares of stock of the Corporation.

Section 2 - Appointment:  The appointment of members of each such Committee, or other action respecting any Committee, may take place at any meeting of the Directors.

Section 3 - Term of Office:  The members of each Committee shall hold office at the pleasure of the Board of Directors.

Section 4 - Vacancies:  Any vacancy or vacancies in any such Committee arising from any cause shall be filled by resolution passed by a majority of the whole Board of Directors. By like vote the Board may designate one or more Directors to serve as alternate members of a Committee, who may replace an absent or disqualified member at a meeting of a Committee; provided, however, in the absence or disqualification of a member of a Committee, the members of the Committee present at a meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act in the place of the absent or disqualified member.

Section 5 - Minutes:  Except as provided in Section 2 of Article X hereof or as otherwise determined by the Board of Directors, each such Committee shall make a written report or recommendation following its meetings or keep minutes of all its meetings.

Section 6 - Quorum:  At all meetings of any duly authorized Committee of the Board of Directors, a majority of the members of such Committee shall constitute a quorum but a majority of the members present may convene and adjourn or postpone any such meeting from time to time until a quorum shall be present; provided, that with respect to any Committee of the Board other than the Executive Committee, if the membership of such Committee is four (4) or less, then two (2) members of such Committee shall constitute a quorum and one member may convene and adjourn or postpone any such meeting from time to time until a quorum shall be present.

ARTICLE VIII:  OFFICERS

Section 1 - Election:  The officers shall be chosen by the Board of Directors.  The Corporation shall have a President, a Secretary and a Treasurer, and such other officers as the Board of Directors may from time to time determine, who shall have respectively such duties and authority as may be provided by these Bylaws or as may be provided by resolution of the Board of Directors not inconsistent herewith.  Any two (2) or more of such offices may be held by the same person but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, by the Articles of Incorporation of the Corporation or by these Bylaws to be executed, acknowledged or verified by two (2) or more officers.

Section 2 - Vacancies:  Any vacancy or vacancies among the officers arising from any cause shall be filled by the Board of Directors.  In case of the absence of any officer of the Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of any officer to any other officer or to any Director.

Section 3 - Term of Office:  Each officer of the Corporation shall hold office until a successor is chosen and qualified, or until the officer’s resignation or removal.  Any officer appointed by the Board of Directors may be removed at any time by the Board of Directors with or without cause.

Section 4 - Compensation:  The compensation of the officers shall be fixed by a committee of the Board of Directors composed of independent directors as defined by applicable law and regulation.

ARTICLE IX:  AGENTS

Section 1 - Resident Agent:  The Corporation shall have and continuously maintain a resident agent, which may be either an individual resident in the State of Michigan whose business office is identical with the Corporation’s registered office or a Michigan corporation or a foreign corporation authorized to transact business in Michigan and having a business office identical with the Corporation’s registered office.  The Board of Directors shall appoint the resident agent.

Section 2 - Other Agents:  The Board of Directors may appoint such other agents as may in their judgment be necessary for the proper conduct of the business of the Corporation.

ARTICLE X:  POWERS AND DUTIES

Section 1 - Directors:  The business and affairs of the Corporation shall be managed by the Board of Directors which shall have and exercise all of the powers and authority of the Corporation except as otherwise provided by law, by the Articles of Incorporation of the Corporation or by these Bylaws.

Section 2 - Executive Committee:  In the interim between meetings of the Board of Directors, the Executive Committee shall have and exercise all the powers and authority of the Board of Directors except as otherwise provided by law.  The Executive Committee shall meet from time to time on the call of the Chairman of the Board, the Chairman of the Committee or a majority of the Committee members.  The Secretary shall keep minutes in sufficient detail to advise fully the Board of Directors of the actions taken by the Committee and shall submit copies of such minutes to the Board of Directors for its approval or other action at its next meeting.

Section 3 - Chairman of the Board:  The Chairman of the Board shall preside at all meetings of Directors and shareholders; and shall perform and do all acts and things incident to the position of Chairman of the Board and such other duties as may be assigned from time to time by the Board of Directors or the Executive Committee of the Board of Directors.

Section 4 — Presiding Director:  The authority, duties and responsibilities of the Presiding Director are as follows: (1) convene and chair meetings of the independent directors in executive session no less than once each year; (2) preside at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (3) solicit independent directors for advice on agenda items for meetings of the Board; (4) serve as a liaison between the Chairman of the Board, the President and the independent directors; and (5) perform such other duties as may be assigned by the Board from time to time.

Section 5 — President:  The President shall be the chief executive officer of the Corporation as determined by the Board of Directors and, subject to the supervision of the Board of Directors and of the Executive Committee, shall have general charge of the business and affairs of the Corporation; shall perform and do all acts and things incident to such position and such other duties as may be assigned from time to time by the Board of Directors or the Executive Committee. Unless otherwise provided by the Board of Directors or the Executive Committee, the President shall have full power and authority on behalf of the Corporation to execute any shareholder, member or partnership consents and to attend and act and to vote in person or by proxy at any meetings of shareholders, members or partners of any entity in which the Corporation may own stock or an interest and at any such meeting shall possess and may exercise any and all the rights and powers incident to the ownership of such stock or interest and which, as the owner thereof, the Corporation might have possessed and exercised if present.  If the President shall not exercise such powers, or in the absence or inability to act of the President, any Vice President may exercise such powers.  The Board of Directors or Executive Committee by resolution from time to time may confer like powers upon any other person or persons.  In the absence of the Chairman of the Board and the Presiding Director, the President shall preside at meetings of Directors; and in the absence of the Chairman of the Board and the Presiding Director, the President shall preside at meetings of shareholders.

Section 6 - Vice Presidents:  Vice Presidents, if any, shall perform such of the duties of the Chairman of the Board or the President on behalf of the Corporation as may be respectively assigned to them from time to time by the Board of Directors, the Executive Committee, or the President.  The Board of Directors or Executive Committee may designate one or more of the Vice Presidents as Executive Vice President or Senior Vice President.

Section 7 - Controller:  Subject to the control of the Board of Directors, the Executive Committee, the Chairman of the Board, the President and the Vice President having general charge of accounting, the Controller, if any, shall have charge of the supervision of the accounting system of the Corporation, including the preparation and filing of all tax returns and financial reports required by law to be made to any and all public authorities and officials; and shall perform such other duties as may be assigned, from time to time, by the Board of Directors, the Executive Committee, the President, or Vice President having general charge of accounting.

Section 8 - Treasurer:  It shall be the duty of the Treasurer to have the care and custody of all the funds and securities, including the investment thereof, of the Corporation which may come into the Treasurer’s hands, and to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Corporation in such bank or banks or depository as may be designated, may endorse all commercial documents requiring endorsements for or on behalf of the Corporation, may sign all receipts and vouchers for the payments made to the Corporation, shall render an account of transactions to the Board of Directors or the Executive Committee as often as the Board or the Committee shall require, and shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors, the Executive Committee, the Chairman of the Board or the President.

Section 9 - Secretary:  The Secretary shall act as custodian of and record the minutes of all meetings of the Board of Directors, of the Executive Committee, of the shareholders and of any Committees of the Board of Directors which keep formal minutes; shall attend to the giving and serving of all notices of the Corporation; shall prepare or cause to be prepared the list of shareholders required to be produced at any meeting; shall attest the seal of the Corporation upon all contracts and instruments executed under such seal, shall affix or cause to be affixed the seal of the Corporation thereto and to all certificates of shares of the capital stock, shall have charge of the stock records of the Corporation, and shall, in general, perform all the duties of Secretary, subject to the control of the Board of Directors, the Executive Committee, the Chairman of the Board, or the President.

Section 10 - General Counsel:  The General Counsel, if any, shall have charge of all matters of a legal nature involving the Corporation.

Section 11 - Assistant Controllers, Assistant Secretaries and Assistant Treasurers:  An Assistant Controller, an Assistant Secretary or an Assistant Treasurer, if any, shall, in the absence or inability to act or at the request of the Controller, Secretary or Treasurer, respectively, perform the duties of the Controller or Secretary or Treasurer, respectively, and shall perform such other duties as may from time to time be assigned by the Board of Directors, the Executive Committee, or the President.  The performance of any such duty shall be conclusive evidence of right to act.

Section 12 - Chief Financial Officer and Chief Accounting Officer:  The Board of Directors or the Executive Committee may from time to time designate officers of the Corporation to be the Chief Financial Officer and the Chief Accounting Officer of the Corporation.

ARTICLE XI:  STOCK

Section 1 — Certificated and Uncertificated Shares:  The shares of stock of the Corporation may be either certificated shares or uncertificated shares or a combination thereof.  A resolution approved by a majority of the directors may provide that some or all of any or all classes and series of the shares of the Corporation will be uncertificated shares.  Every owner of certificated shares of the Corporation shall be entitled to a certificate, to be in such form as shall be prescribed by law, the Articles of Incorporation of the Corporation or by these Bylaws.  Each certificate shall be numbered and shall be entered on the stock records of the Corporation and registered as they are issued, and shall be signed, in the name of the Corporation, by the President or one of the Vice Presidents and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary; and shall be sealed with the seal of the Corporation or a facsimile thereof, or by such officers as the Board of Directors may designate.

Section 2 — Facsimile Signatures:  When a certificate is countersigned (1) by a transfer agent, or (2) by a transfer clerk acting on behalf of the Corporation and a registrar, the signatures of any such President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary may be facsimile.  In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 3 - Stock - Preferred and Common:  The designations, relative rights, preferences, limitations and voting powers, or restrictions, or qualifications of the shares of Preferred Stock and Common Stock shall be as set forth in the Articles of Incorporation of the Corporation.

Section 4 - Replacing Certificates:  In case of the alleged loss, theft or destruction of any certificate of shares of stock and the submission of proper proof thereof, a new certificate may be issued in lieu thereof upon delivery to the Corporation by the owner or legal representative of a bond of indemnity against any claim that may be made against the Corporation on account of such alleged lost, stolen or destroyed certificate or such issuance of a new certificate.

Section 5 — Stock Records and Transfers of Stock:  Transfers of shares of stock of the Corporation shall be made by the transfer agent and registrar on the books of the Corporation after receipt of a request with proper evidence of succession, assignment, or authority to transfer by the record holder of such stock, or by an attorney lawfully constituted in writing, and, in the case of stock represented by a certificate, upon surrender of the certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.  Subject to the foregoing, the Board of Directors shall have power and authority to adopt resolutions as it shall deem necessary or appropriate concerning the issue, transfer, and registration of shares of stock of the Corporation, and to appoint and remove transfer agents and registrars of transfers.

The Board of Directors may fix a date preceding the date fixed for any meeting of the shareholders or any dividend payment date or the date for the allotment of rights or the date when any change, conversion or exchange of stock shall go into effect or the date for any other action, as the record date for the determination of the shareholders entitled to notice of and to vote at such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights in respect of any such change, conversion or exchange of stock or to take such other action, as the case may be, notwithstanding any transfer of shares on the records of the Corporation or otherwise after any such record date fixed as aforesaid.  The record date so fixed by the Board shall not be more than sixty (60) nor less than ten (10) days before the date of the meeting of the shareholders, nor more than sixty (60) days before any other action.  If the Board of Directors does not fix a date of record, as aforesaid, the record date shall be as provided by law.

Section 6 — Registered Shareholders:  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall be entitled to hold liable for calls and assessments a person so registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by applicable statute.

ARTICLE XII:  AUTHORIZED SIGNATURES

Section 1 - Authorized Signatures:  All checks, drafts and other negotiable instruments issued by the Corporation shall be made in the name of the Corporation and shall be signed manually or signed by facsimile signature by such one of the officers of the Corporation or such other person as the President, any Executive or Senior Vice President, the Controller, the Treasurer or the Secretary may from time to time designate.

ARTICLE XIII:  INSURANCE

Section 1 - Insurance:  The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

ARTICLE XIV:  AMENDMENTS OF BYLAWS

Section 1 - Amendments, How Effected:  These Bylaws may be amended or repealed, or new Bylaws may be adopted, either by the majority vote of the votes cast by the shareholders entitled to vote thereon or by the majority vote of the Directors then in office at any meeting of the Directors.

Amended and Restated

February 8, 2016